Registration No. 33-
     ------------------------------------------------------------

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                    ----------------------------------

                               FORM S-3

                        REGISTRATION STATEMENT
                               under
                      THE SECURITIES ACT OF 1933
                     ----------------------------


                      ACXIOM CORPORATION
     (Exact name of registrant as specified in charter)

            Delaware                                 71-0581897
     (State or other jurisdiction                (I.R.S. Employer
     of incorporation or organization)        Identification No.)

                      P.O. Box 2000
                 301 Industrial Boulevard
                Conway, Arkansas 72033-2000
                     (501) 336-1000
        (Address, including zip code and telephone number,
          including area code, of registrant's principal executive offices)

     Catherine L. Hughes             John Clayton Randolph
     Acxiom Corporation              Friday, Eldredge & Clark
     P.O. Box 2000                   400 West Capitol, Suite 2000
     301 Industrial Boulevard        Little Rock, Arkansas 72201
     Conway, Arkansas 72033-2000     (501) 370-1559
     (501) 336-1000
         Name, address, including zip code, and telephone number, including area code, of agent for service)

                             Copy to:
     Chris Bertics                       Charles E. Gerber
     Cooley Godward Castro Huddleson     Neal, Gerber & Eisenberg
           & Tatum                       Two North LaSalle Street
     4365 Executive Drive, 12th Floor    Suite 2000
     San Diego, California  92121        Chicago, Illinois 60602
     (619) 550-6040                      (312) 269-8050
                 ------------------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

                      [S-3 Cover Page Continued]


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                         [  ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                         [ X ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                         [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                         [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                         [  ]

                      -------------------------------
                      CALCULATION OF REGISTRATION FEE
     ------------------------------------------------------------
     ------------------------------------------------------------
                                Proposed   Proposed
                                Maximum    Maximum     Amount
     Title of      Amount       Offering   Aggregate   of
     Securities to to be        Price Per  Offering    Registra-
     be Registered Registered   Unit(1)    Price(1)    tion Fee
     ------------------------------------------------------------
     Common Stock
     ($0.10 Par
     Value) . . . . 2,442,571 $28.625   $69,918,594.87 $24,109.86
     ------------------------------------------------------------
     (1) Calculated pursuant to Rule 457(c) on the basis of the average of the high and low reported sales prices on the Nasdaq National Market on October 10, 1995.

                    --------------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
     ------------------------------------------------------------
     -----------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                            SUBJECT TO COMPLETION
                                            October 16, 1995

                         2,442,571 SHARES

                        ACXIOM CORPORATION
                           COMMON STOCK

                         ----------------

          The 2,442,571 shares of Common Stock being offered hereby (the "Shares") are being sold by the Selling Shareholders. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares being sold by the Selling Shareholders. The Shares will be offered by the Selling Shareholders directly in negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The accompanying prospectus supplement sets forth the offering price and any other terms in connection with the offering and sale of the Shares.

          Prices for the Common Stock of the Company are quoted on the Nasdaq National Market under the symbol "ACXM." On October 13, 1995, the last reported sale price of the Common Stock quoted on the Nasdaq National Market was $30.75.

                        -------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------

         The date of this Prospectus is         , 1995.

                        [Inside Cover Page]

          No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any date subsequent to the date hereof.

                         -----------------------

                          AVAILABLE INFORMATION

          Acxiom Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

          The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                          ---------------------
                       [Inside Cover Page Continued]

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents, filed by the Company with the Commission (File No. 0-13163), are hereby incorporated in this Prospectus by reference:

          (i) Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (as amended by a Form 10-K/A filed
     October 12, 1995);

          (ii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

        (iii) Current Reports on Form 8-K dated August 25, 1995 and September 27, 1995;

         (iv)   Report on Form 10-C filed August 30, 1995;

          All other documents filed by the Company pursuant to
     Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of the Shares shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such information (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Acxiom Corporation, P.O. Box 2000, 301 Industrial Boulevard, Conway, Arkansas 72033-2000,
     Attention: Catherine L. Hughes, telephone (501) 336-1000.

                           -----------------

                            THE COMPANY

          The Company's traditional business is the provision of data processing and related computer-based services and software products to direct marketing organizations and to the marketing departments of large corporations in the United States and the United Kingdom. Since its inception in 1969, the Company has evolved into what management believes, based upon its knowledge of the industry, is a leading provider of computer-based services to the direct marketing industry. The Company offers a broad range of services to direct marketers and to other businesses which utilize direct marketing techniques such as mail order, catalog sales and prospect generation. The Company assists its customers with the marketing process, from planning and project design, to list cleaning, list enhancement and list production, to database creation and management, to fulfillment and consumer response analysis.

          The Company also offers outsourcing/facilities management and information management services whereby the Company manages the data processing and information systems functions for its customers. Such customers and prospects include traditional direct marketing companies as well as companies which are not in the direct marketing industry. In addition, the Company provides software to the publishing industry. Management anticipates that the outsourcing/facilities management services will continue to expand during the foreseeable future, and that such services will increasingly generate a greater percentage of the Company's revenue.

          The Company was incorporated in Delaware in 1983 and succeeded by merger to the business of Conway Communications Exchange, Inc., an Arkansas corporation incorporated in 1969 as Demographics, Inc., which thereafter changed its name to Conway Communicators Exchange, Inc. Effective upon the 1983 merger, the Company operated as CCX Network, Inc. until 1988, when the name Acxiom Corporation was adopted. From 1986-1988, the Company acquired the following businesses:
     Southwark Computer Services, Ltd., a British corporation which offered data processing and computer-based services in the United Kingdom, and Marketlead Services, Ltd., a British corporation which provided promotional materials handling and fulfillment services in the United Kingdom (Southwark and Marketlead are now doing business as Acxiom U.K., Ltd); BSA, Inc., a New Jersey corporation, which designed and marketed software systems for the catalog industry; and Modern Mailers, Inc., d/b/a Acxiom Mailing Services ("AMS"), a fully computerized direct mail business located in Philadelphia, Pennsylvania whose services included personalized printing and lettershop operations. The Company sold substantially all of the assets of AMS and BSA effective March 31, 1994 and June 1, 1994, respectively.

          The executive offices of the Company are located at 301
     Industrial Boulevard, Conway, Arkansas 72032, telephone number: (501) 336-1000.

                          RECENT DEVELOPMENTS

          On July 14, 1995, the Company acquired all of the issued and outstanding stock of Generator Datamarketing Limited ("Generator"). The Company paid 4,000,000 pounds sterling (approximately $6,460,000) for all of the outstanding shares of Generator. Headquartered near London, England, Generator provides data and database marketing software and processing services to its customers. The Company has combined the operations of Generator with those of Acxiom U.K. Limited, the Company's U.K. subsidiary.

          On August 25, 1995, the Company acquired all of the outstanding capital stock of each of DataQuick Information Systems ("DataQuick") and DQ Investment Corporation ("Accudat") (the "Acquisition") (collectively, DataQuick and Accudat are hereinafter referred to as the "Acquired Companies"). The Company exchanged 984,839 shares of its Common Stock for all of the outstanding shares of capital stock of the Acquired Companies. Additionally, the Company assumed all of the outstanding options granted under DataQuick's employee stock option plans, with the result that as of August 25, 1995, 808,370 shares of the Company's Common Stock were subject to issuance upon exercise of such options. The Acquired Companies are headquartered in San Diego, California. The transaction was accounted for as a pooling of interests.

                     USE OF PROCEEDS BY THE COMPANY

          The Company will neither receive any proceeds from the Shares being offered by the Selling Shareholders, nor will any such proceeds be available for use by it or for its benefit.

                 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

          The following table shows for the periods indicated the high and low closing sales prices of the Common Stock as quoted on the Nasdaq National Market.

          Fiscal Year Ended                  High      Low
          -----------------                  ----       ---
     March 31, 1994:
          First Quarter                       $ 9-3/4    $ 7-3/8
          Second Quarter                       10-7/8      8-1/8
          Third Quarter                        12-1/8     10
          Fourth Quarter                       12-1/8     10-3/8

     March 31, 1995:
          First Quarter                       $11        $ 9-1/4
          Second Quarter                       14-1/4     10-1/4
          Third Quarter                        15         13
          Fourth Quarter                       18         13-5/8

     March 31, 1996:
          First Quarter                       $25-3/4    $16
          Second Quarter                       28-1/8     21
          Third Quarter (through 10/13/95)     31-1/2     28

          The information in the table above has been retroactively adjusted to reflect a two-for-one stock split effected in the form of a stock dividend effective January
     10, 1995.

          A recent reported closing sales price of the Common
     Stock as quoted on the Nasdaq National Market is set forth on the cover page of this Prospectus.

          The Company has never paid cash dividends on its Common
     Stock. The Company presently intends to retain earnings to provide funds for its business operations and for the expansion of its business. Thus, it does not anticipate paying cash dividends in the foreseeable future.

                          SELLING SHAREHOLDERS

          As discussed under "Recent Developments," the Company, on August 25, 1995, acquired all of the outstanding capital stock of each of DataQuick and Accudat. Shareholders of the Acquired Companies received, in the aggregate, 984,839 shares of the Company's Common Stock in exchange for the shares of capital stock of the Acquired Companies held by them. The table below sets forth the name of each former stockholder of the Acquired Companies and the number of shares of Company Common Stock received by each of them pursuant to the Acquisition. Additionally, set forth beside each name in the following table is the number of shares of Company Common Stock to be offered by such individual pursuant to the offering described herein.

                                           Number of Shares of
                      Number of Shares of  Acxiom Common Stock
                      Acxiom Common Stock  to be Offered Pursuant
       Name           Beneficially Owned   to this Offering
       ----           -------------------  ----------------------

     Donald L. and
      Karen S. Cohn          741,660                   363,413
     Richard Cramer            1,416                       694
     John G. Davies           33,891                    16,607
     Michael T. Ela           50,385                    24,689
     Jerry Englert            16,945                     8,303
     Robert Leo Ingram        11,756                     5,760
     Stanley Levitz           16,945                     8,303
     Kevin P. Monaghan        94,896                    46,499
     Christopher D. Sickels   16,945                     8,303

          Donald L. Cohn, one of the individuals listed in the preceding table, holds the office of Chairman of the Board of DataQuick, which, subsequent to the Acquisition, became a wholly-owned subsidiary of the Company. If all of the shares offered by Mr. Cohn in the offering are sold, he will own approximately 1.6% of the outstanding shares of Common Stock of the Company.

          Pursuant to an Acquisition Agreement dated August 25, 1995, which set forth the terms of the Acquisition, the individuals listed in the preceding table have the right, on or after August 31, 1997, to request the Company to register for resale any shares of Company Common Stock held by them which are not a part of the offering described herein. This demand registration right is contingent upon the inability of such individuals to sell more than 75% of their shares over a 12-month period within the volume limitations of Rule 144 as promulgated under the Securities Act of 1933, as amended.

          Pursuant to the terms of a Registration Rights Agreement (as defined below) and a Stock Purchase Agreement (as defined below) each of Trans Union Corporation ("Trans Union") and Marmon Industrial Corporation ("MIC") is entitled to register shares of the Company's Common Stock held by it in the event the Company determines to file a registration statement for shares of the Company's Common Stock. Trans Union and MIC have notified the Company of their desire to offer shares of the Company's common stock held by them in the offering described herein. The table below sets forth the number of shares of Company common stock held by each of Trans Union and MIC and the number of shares of Company Common Stock to be offered by each of them pursuant to this offering.

                                           Number of Shares of
                      Number of Shares of  Acxiom Common Stock
                      Acxiom Common Stock  to be Offered Pursuant
       Name           Beneficially Owned   to this Offering
       ----           -------------------  ----------------------

     Trans Union        960,000(1)               960,000
     MIC              1,000,000                1,000,000
     ----------
     (1) Additionally, pursuant to the terms of a Warrant (as defined below), Trans Union has the right to purchase up to 2,000,000 shares of the Company's common stock at exercise prices ranging from $5.625 to $7.125 per share; however, the total number of shares held by Trans Union (excluding any shares acquired by Trans Union in the open market) may not exceed 10% of the Company's then issued and outstanding shares.

          MIC is the parent company of Trans Union, and, taking into account the shares of the Company's Common Stock that Trans Union could purchase pursuant to the Warrant, Trans Union and MIC would jointly beneficially own approximately 14.2% of the Company's then outstanding shares. Trans Union and the Company are parties to a Data Agreement (as defined below) pursuant to which the Company will provide Trans Union with various Data Center management services through the year 2002. Also, pursuant to the terms of the Data Agreement, Trans Union has the right to designate two individuals to be elected to the Company's Board of Directors. Currently, Harry C. Gambill of Trans Union and Robert A. Pritzker of MIC are members of the Company's Board of Directors.

          Collectively, Trans Union, MIC, and the former shareholders of the Acquired Companies are referred to herein as the "Selling Shareholders."

                     DESCRIPTION OF CAPITAL STOCK

          The following description of the Company's capital stock is qualified in its entirety by the provisions of the Company's Amended and Restated Certificate of Incorporation, the Company's By-Laws, the Data Center Management Agreement dated as of July 27, 1992, and as amended on August 31, 1994 ("Data Agreement"), between the Company and Trans Union, the Warrant, effective August 31, 1992 (the "Warrant"), issued to Trans Union to purchase 2,000,000 shares of the Company's Common Stock, the Registration Rights Agreement effective August 31, 1992, and as amended on August 31, 1994 ("Registration Rights Agreement"), between the Company and Trans Union, a Letter Agreement (the "First Letter Agreement") dated as of July 27, 1992 between the Company and Trans Union, a second Letter Agreement (the "Second Letter Agreement") dated as of August 31, 1994 between the Company and Trans Union, and the Stock Purchase Agreement the ("the Stock Purchase Agreement") dated October 26, 1994 between the Company and MIC, which are exhibits to the registration statement of which this Prospectus is a part.

          The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $0.10 par value per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, $1.00 par value per share ("Preferred Stock"). At September 30, 1995, 23,489,312 shares of the Company's Common Stock were outstanding. No shares of the Company's Preferred Stock currently are outstanding.

     Common Stock

          General Provisions. Subject to the prior rights of the holders of any shares of Preferred Stock that may be outstanding, the holders of Common Stock are entitled to such dividends as the Board of Directors, in its discretion, may declare out of earnings and surplus. Holders of shares of Common Stock are entitled to one vote for each share held on all matters brought before the holders of Common Stock, including the election of directors. The Common Stock has no cumulative voting rights, is not redeemable, and has no preemptive or conversion rights. In the event of liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, the holders of Common Stock will be entitled to share ratably in any assets or funds of the Company remaining after payment of the Company's liabilities and of preferences on any outstanding shares of Preferred Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

          The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York, Jersey City, New
     Jersey.

          Certain Other Provisions. Certain of the provisions contained in the Amended and Restated Certificate of Incorporation and By-Laws of the Company are designed to deter, or may have the effect of deterring, certain efforts to seek changes in the control of the Company without approval of the Board of Directors. These provisions tend to discourage such attempts because of the additional time and expense involved and the increased risk of failure. As a result, the provisions may adversely affect the price that a potential purchaser would be willing to pay for the Common Stock, thereby reducing the amount a shareholder might realize in, for example, certain tender offers for the Common Stock.

          The Company's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class being elected to hold office for three year terms with approximately one-third elected annually. Therefore, a change in the control of the Board of Directors cannot be accomplished in any one year, and at least two annual meetings of the holders of the Common Stock must be held before a majority of the members of the Board of Directors can be changed. This provision of the Amended and Restated Certificate of Incorporation may not be amended, altered or repealed without the affirmative vote of the holders of 80% of the votes entitled to be cast by the holders of the Common Stock.

          The Amended and Restated Certificate of Incorporation also provides that shareholders may take action without a meeting only by unanimous written consent. This provision may not be amended, altered or repealed without the affirmative vote of the holders of 80% of the votes entitled to be cast by the holders of the Common Stock.

          The Amended and Restated Certificate of Incorporation requires the approval of the holders of at least 80% of the votes entitled to be cast by the holders of the Common Stock for a broad spectrum of transactions defined therein as "Business Combinations" involving the Company and any person or group holding 5% or more of the Common Stock ("Interested Stockholder"). Such special voting requirement does not apply if the transaction is either approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder, and who were Directors before the Interested Stockholder became an Interested Stockholder, or certain minimum price and procedural requirements are met. This provision of the Amended and Restated Certificate of Incorporation may not be amended, altered or repealed, except by the supermajority vote required to approve a Business Combination.

          The Amended and Restated Certificate of Incorporation requires the approval of the holders of at least 66-2/3% of the votes entitled to be cast by the holders of the Common Stock to approve any merger or consolidation of the Company with any other person, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Company of its property or assets, and any dissolution or liquidation of the Company for which the General Corporation Law of the State of Delaware requires shareholder approval.

          Agreements with Trans Union. Pursuant to the First and Second Letter Agreements, which were executed in connection with the Data Agreement, the Company has agreed to use its best efforts to cause two persons designated by Trans Union to be elected to the Board of Directors of the Company. At the date hereof, Trans Union has designated Harry C. Gambill and Robert A. Pritzker to be members of the Company's Board of Directors. This undertaking by the Company is in effect from August 31, 1992 until the later of August 31, 2002 or termination of the Data Agreement.

          As part of the consideration for the Data Agreement, the Company issued to Trans Union a Warrant to purchase up to 2,000,000 shares of Company Common Stock prior to August 31, 2000, at exercise prices ranging from $5.625 per share to $7.125 per share. The terms of the Warrant specifically provide that in no event may Trans Union or any future holder of the Warrant purchase a number of shares of Common Stock pursuant to the Warrant so that such person would then hold more than 10% of the Company's outstanding Common Stock by virtue of such person's ownership of the shares received as consideration for the Data Agreement and any Common Stock purchased pursuant to the Warrant.

          If, at any time before the later of August 31, 2002 or termination of the Data Agreement, any owner, or group of owners, who has Company Common Stock shall wish to sell an amount of stock equal to at least 10% of the outstanding Common Stock of the Company in a single transaction or a related series of transactions ("Block Sale"), the Company shall take such actions as may be necessary to assure that there is made available to Trans Union, whether by the proposed purchaser or by the Company itself, an offer to purchase all (or such portion as Trans Union might wish) of the Company Common Stock then owned by Trans Union as a result of the Data Agreement. Such offer to purchase shall be simultaneous with, and pursuant to the same terms and conditions of, the Block Sale.

          Pursuant to the Data Agreement, Trans Union has a limited right to purchase additional shares of Common Stock from the Company in the event the Company issues additional
     Common Stock.

          Pursuant to the Registration Rights Agreement and the Stock Purchase Agreement, Trans Union and MIC have the right, subject to certain conditions, to require the Company to register under the Securities Act of 1933 any shares of the Company's Common Stock held by them which they wish to sell. Trans Union and MIC have, in connection with the offering described herein, elected to exercise their registration rights with respect to all of the shares of the Company's Common Stock currently held by them.

          Until August 31, 1997, the Company has, within limited exceptions, a right of first refusal to repurchase shares of Company Common Stock held by Trans Union and its affiliates as a result of the Data Agreement in the event of a proposed resale by them of such shares.

     Preferred Stock

          The Company's Board of Directors is authorized to issue Preferred Stock, $1.00 par value per share, in series and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

          The Board of Directors has not authorized the issuance of any series of Preferred Stock.

                      PLAN OF DISTRIBUTION

          The Shares offered hereby are being sold by the Selling
     Shareholders for their own account. See "Selling
     Shareholders."

          A distribution of Shares may be effected by any or all of the Selling Shareholders directly from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, and in a combination of such methods of sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with any sales through brokers or dealers, the brokers or dealers may receive compensation in the form of commissions from the Selling Shareholders making such sales.

          The Company shall pay all expenses of the preparation and filing of the registration statement of which this prospectus is a part, including all filing fees, expenses of complying with state securities or Blue Sky laws, fees and disbursements of counsel for the Company, and accountants' fees. The Selling Shareholders shall pay all underwriting fees and commissions incurred by them and all fees and disbursements of counsel for the Selling Shareholders.

                        LEGAL MATTERS

          The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Friday, Eldredge & Clark, Little Rock, Arkansas.

                           EXPERTS

          The consolidated financial statements and financial statement schedule of the Company as of March 31, 1995 and March 31, 1994 and for each of the years in the three-year period ended March 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on consolidated financial statements of the Company at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their report and said authority.

                              PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14. Other Expenses of Issuance and Distribution.

          The following table sets forth the estimated expenses payable by the Company and the Selling Shareholders in connection with the offering described in this Registration
     Statement.

                                         Payable by
                                         Former
                                         Stockholders Trans Union
                                         of DataQuick    and
                            The Company  and Accudat     MIC
                            -----------  ------------  ----------

     Securities and
     Exchange Commission
      registration fee     $24,109.86    $   ---       $ ---
     Legal fees             30,000.00        -0-         -0-
     Accountants' fees       2,000.00        -0-         -0-
     Miscellaneous expenses  1,890.14        -0-         -0-
                           ----------    ----------    ----------
         TOTAL             $58,000.00    $   -0-       $ -0-


     Item 15. Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Article THIRTEENTH of the Company's Amended and Restated Certificate of Incorporation and Article VII of the Company's Bylaws provide for indemnification of the directors and officers of the Company against certain liabilities.

     Item 16. Exhibits.

          The following exhibits are filed herewith or, as indicated, have been heretofore filed with the Commission as the exhibits in the file number indicated and are incorporated herein by reference.

          Number                     Description

          4.1      Company's Amended and Restated Certificate of
                   Incorporation (incorporated by reference to
                   Exhibit 4.1 to Registration No. 33-63423)

          4.2      Company's By-Laws as currently in effect
                   (incorporated by reference to Exhibit 3(b) to Form 10-K for the fiscal year ended March 31, 1991 in 0-13163)

          4.3 Data Center Management Agreement dated July 27, 1992 between the Company and Trans Union Corporation (incorporated by reference to Exhibit A to Schedule 13D of Trans Union Corporation dated August 31, 1992 in 536226)

          4.4 Agreement to Extend and Amend Data Center Management Agreement and to Amend Registration Rights Agreement dated August 31, 1994 (incorporated by reference to Exhibit 10(b) to Form 10-K for the fiscal year ended March 31, 1995, as amended, in 0-13163)

          4.5      Warrant to Purchase 2,000,000 shares of
                   Company Common Stock (incorporated by
                   reference to Exhibit B to Schedule 13D of Trans Union Corporation dated August 31, 1992 in 5-36226)

          4.6 Registration Rights Agreement, effective August 31, 1992, between the Company and Trans Union Corporation (incorporated by reference to Exhibit C to Schedule 13D of Trans Union Corporation dated August 31, 1992 in 536226)

          4.7 Letter Agreement dated July 27, 1992 between the Company and Trans Union Corporation
                   (incorporated by reference to Exhibit 4.6 to Registration No. 33-63320)

          4.8 Letter Agreement dated August 31, 1994 between the Company and Trans Union Corporation
                   (incorporated by reference to Exhibit 4.8 to Registration No. 33-63423)

          4.9 Stock Purchase Agreement dated October 26, 1994 between the Company and Marmon Industrial Corporation (incorporated by reference to
                   Exhibit 4.9 to Registration No. 33-63423)

          5        Opinion and Consent of Friday, Eldredge &
                   Clark

         23.1      Consent of KPMG Peat Marwick LLP

         23.2 Consent of Friday, Eldredge & Clark (included in Exhibit 5)

         24        Powers of Attorney

     Item 17. Undertakings.

          The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

          (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conway, State of Arkansas, on the 16th day of October, 1995.

                                 ACXIOM CORPORATION

                                 /s/ Catherine L. Hughes
                                 ------------------------------
                                  (Catherine L. Hughes,
                                  Secretary and General Counsel)

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated, on the 16th day of October, 1995.

               *
     ---------------------------, Chief Financial Officer
     (Robert S. Bloom)            (Principal Accounting Officer)

               *
     ---------------------------, Director
     (Dr. Ann H. Die)

               *
     ---------------------------, Director
     (William T. Dillard II)


     ---------------------------, Director
     (Harry C. Gambill)

               *
     --------------------------,  Chief Operating Officer,
     (Rodger S. Kline )           Executive Vice President,
                                  Treasurer and Director
                                  (Principal Financial
                                  Officer)
               *
     -------------------------,   Chairman of the Board, Chief
     (Charles D. Morgan, Jr.)     Executive Officer, President
                                  and Director
                                  (Principal Executive Officer)

               *
     ------------------------,    Director
     (Robert A. Pritzker)


     ------------------------,    Director
     (Walter V. Smiley)

              *
     -----------------------,     Executive Vice President and
     (James T. Womble)            Director


     *By: /s/ Catherine L. Hughes
     ----------------------------
         Catherine L. Hughes
         (Attorney-in-Fact)

          Catherine L. Hughes, by signing her name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons, filed or to be filed with the Securities and Exchange Commission as supplemental information.

                         INDEX TO EXHIBITS


     Exhibit
     Number                      Exhibit


     4.1      Company's Amended and Restated Certificate of
              Incorporation (incorporated by reference to Exhibit
              4.1 to Registration No. 33-63423)

     4.2      Company's By-Laws as currently in effect
              (incorporated by reference to Exhibit 3(b) to Form
              10-K for the fiscal year ended March 31, 1991 in 0-13163)

     4.3      Data Center Management Agreement dated July 27,
              1992 between the Company and Trans Union
              Corporation (incorporated by reference to Exhibit A to Schedule 13D of Trans Union Corporation dated
              August 31, 1992 in 5-36226).

     4.4      Agreement to Extend and Amend Data Center
              Management Agreement and to Amend Registration
              Rights Agreement dated August 31, 1994
             (incorporated by reference to Exhibit 10(b) to Form
             10-K for the fiscal year ended March 31, 1995, as amended, in 0-13163)

     4.5     Warrant to Purchase 2,000,000 shares of Company
             Common Stock (incorporated by reference to Exhibit B to Schedule 13D of Trans Union Corporation dated
             August 31, 1992 in 5-36226)

     4.6     Registration Rights Agreement, effective August 31,
             1992, between the Company and Trans Union
             Corporation (incorporated by reference to Exhibit C to Schedule 13D of Trans Union Corporation dated
             August 31, 1992 in 536226)

     4.7     Letter Agreement dated July 27, 1992 between the
             Company and Trans Union Corporation (incorporated by
             reference to Exhibit 4.6 to Registration No. 33-
             63320)

     4.8     Letter Agreement dated August 31, 1994 between the
             Company and Trans Union Corporation (incorporated by reference to Exhibit 4.8 to Registration No. 33
             -63423)

     4.9 Stock Purchase Agreement dated October 26, 1994 between the Company and Marmon Industrial
             Corporation (incorporated by reference to Exhibit
             4.9 to Registration No. 33-63423)

     5       Opinion and Consent of Friday, Eldredge & Clark

     23.1    Consent of KPMG Peat Marwick LLP

     23.2    Consent of Friday, Eldredge & Clark (included in
             Exhibit 5)

     24      Powers of Attorney